Exhibit 99

News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Cathey Lowe, Senior Vice President, Finance
		Investor Relations	(818) 223-7530

Marya Jones, Director, Communications
		Media Relations	(818) 223-7591

RYLAND REPORTS 32% INCREASE IN FOURTH-QUARTER EPS,
27% INCREASE IN SALES, AND INCREASED EARNINGS GUIDANCE FOR 2005

CALABASAS, Calif. (January 18, 2005) — The Ryland Group, Inc. (NYSE: RYL), today announced record results for its fourth quarter ended December 31, 2004, including the highest fourth-quarter consolidated net earnings, revenues, new orders, closings, backlog and earnings per share in its history. Highlights include:

•	Diluted earnings of $2.17 per share for the quarter ended December 31, 2004, representing an increase of 31.5 percent over the same period in the prior year

•	Consolidated revenues of $1.2 billion for the quarter ended December 31, 2004, reflecting an increase of 16.1 percent, compared to $1.1 billion for the quarter ended December 31, 2003

•	Record fourth-quarter new orders of 3,217, signifying a 27.1 percent increase over the fourth quarter ended December 31, 2003

•	Record fourth-quarter closings of 4,654, reflecting an increase of 5.8 percent over the fourth quarter of 2003, and representing the highest quarterly closings in the Company’s history

•	Record backlog units of 7,620, up 30.5 percent at December 31, 2004, compared to December 31, 2003, with dollar backlog totaling $2.1 billion, up 43.6 percent from December 31, 2003, the highest year-end backlog in the Company’s history

•	The repurchase of approximately 370,000 shares of Ryland common stock during the fourth quarter of 2004

•	Increased earnings guidance for 2005, with earnings per share expected to exceed $7.25.

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RYLAND FOURTH-QUARTER RESULTS

RECORD RESULTS HIGHLIGHT FOURTH QUARTER

     The Company’s consolidated net earnings for the quarter ended December 31, 2004, represented a fourth-quarter record at $108.7 million, or $2.17 per diluted share, compared to $86.1 million, or $1.65 per diluted share, for the fourth quarter of 2003.

     The homebuilding segment reported record quarterly pretax earnings of $180.5 million during the fourth quarter of 2004, representing a 25.3 percent rise over the $144.1 million reported for the fourth quarter of 2003. The increase over the prior year was primarily attributable to higher sales prices and closing volume.

     Homebuilding revenues rose $0.2 billion, or 16.3 percent, to $1.2 billion for the fourth quarter of 2004, compared to $1.0 billion for the same period in the prior year. This was primarily due to a 10.0 percent increase in the average closing price of a home from $231,000 for the quarter ended December 31, 2003, to $254,000 for the quarter ended December 31, 2004, and an increase in volume. Homebuilding revenues for the fourth quarter of 2004 included $37.9 million from land sales, compared to $33.5 million for the fourth quarter of 2003, which contributed net gains of $16.3 million and $8.4 million to pretax earnings in 2004 and 2003, respectively.

     New orders of 3,217 for the fourth quarter of 2004 represented a 27.1 percent increase, compared to new orders of 2,532 for the fourth quarter of 2003. The Company operated in 339 active communities at December 31, 2004, compared to 333 active communities at December 31, 2003. Its backlog at the end of the fourth quarter of 2004 increased to 7,620 outstanding contracts from 5,841 outstanding contracts at December 31, 2003, a rise of 30.5 percent. The dollar value of the Company’s backlog at December 31, 2004, was $2.1 billion, or an increase of 43.6 percent over that of December 31, 2003.

     Gross profit margins from home sales averaged 22.5 percent for the fourth quarter of 2004, compared to 22.9 percent for the fourth quarter of 2003. Selling, general and administrative expenses, as a percentage of revenue, were 8.3 percent for the fourth quarter of 2004, versus 9.1 percent for the same period in 2003, due, in part, to additional leverage in new markets. The homebuilding segment capitalized all interest incurred during the fourth quarter of 2004 due to increased development activity during the period. Interest expense was $0.9 million for the fourth quarter of 2003. The pretax homebuilding margin was 14.8 percent for the fourth quarter of 2004, compared to 13.7 percent for the fourth quarter of 2003.

     Corporate expenses were $21.7 million for the fourth quarter of 2004, compared to $20.4 million for the same period in the prior year. This increase was primarily attributable to a rise in incentive compensation, which was due to improvement in the Company’s financial results.

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RYLAND FOURTH-QUARTER RESULTS

     The Company’s financial services segment, which includes Ryland Mortgage Company and its title, escrow and insurance services, reported pretax earnings of $17.9 million for the fourth quarter of 2004, compared to $17.6 million for the same period last year. This increase was primarily attributable to the number of mortgages originated and increased profitability in the Company’s title, escrow and insurance operations; partially offset by reduced gains on the sale of mortgages and loan servicing rights as a result of an increase in less profitable adjustable-rate mortgage product and a more competitive marketplace. Mortgage origination dollars increased by 15.8 percent from $676.3 million for the quarter ended December 31, 2003, to $783.1 million for the quarter ended December 31, 2004, as a result of a 4.6 percent increase in units originated and a 10.7 percent rise in average loan size. The capture rate of mortgages originated for homebuilding customers was 82.7 percent for the fourth quarter of 2004, compared to 83.5 percent for the fourth quarter of 2003.

NEW ANNUAL RECORDS ESTABLISHED FOR 2004

     Consolidated net earnings for the twelve months ended December 31, 2004, increased 32.6 percent to a record $320.5 million, or $6.36 per diluted share, from $241.7 million, or $4.56 per diluted share, for the twelve months ended December 31, 2003.

     The Company’s homebuilding segment reported pretax earnings of $530.1 million for the twelve months ended December 31, 2004, compared to $394.6 million for the same period in the prior year, representing an increase of 34.3 percent. Homebuilding revenues rose $0.5 billion to $3.9 billion for the twelve months ended December 31, 2004, compared to $3.4 billion for the same period in the previous year. Homebuilding revenues for the twelve months ended December 31, 2004, included revenues of $74.2 million from land sales, compared to $56.0 million for the twelve months ended December 31, 2003, contributing net gains of $25.2 million and $10.5 million to pretax earnings, respectively. The Company closed 15,101 homes during the twelve months ended December 31, 2004, representing the highest annual closings in its history and an increase of 2.6 percent over the prior year. New orders were 16,880 for the twelve months ended December 31, 2004, representing an increase of 11.1 percent and an annual record, compared to 15,197 for the same period in 2003.

     Housing gross profit margins rose to 23.2 percent for the twelve months ended December 31, 2004, versus 22.1 percent for the same period in 2003. This improvement in gross margins was attributable to sales prices rising at a greater rate than costs and an increase in the percentage of closings from higher-margin markets. Selling, general and administrative expenses, as a percentage of revenue, were 9.6 percent for the twelve months ended December 31, 2004, versus 9.9 percent for the corresponding period in 2003. Interest expense decreased $5.8 million to $0.2 million in 2004, compared to the annual results for 2003. This was primarily attributable to an increase in capitalized interest, which resulted from a heightened level of development activity, and partially offset by a reduction in interest earnings on cash investments.

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RYLAND FOURTH-QUARTER RESULTS

     Corporate expenses increased to $65.8 million for the twelve months ended December 31, 2004, compared to $61.3 million for the same period in the prior year. The rise in corporate expenses was primarily attributable to increased incentive compensation, which was related to improvement in the Company’s financial results.

     The Company’s financial services segment reported pretax earnings of $56.9 million for the twelve months ended December 31, 2004, compared to $62.8 million for the same period last year. This decrease was primarily due to reduced gains on the sale of mortgages and loan servicing rights, which resulted from an increase in less profitable adjustable-rate mortgage product and a more competitive marketplace; and was partially offset by increased profitability from the title, escrow and insurance operations and a gain from the sale of a portion of the investment portfolio.

STOCK REPURCHASE PROGRAM

     The Company repurchased approximately 370,000 shares of its common stock during the fourth quarter of 2004. At December 31, 2004, the Company had authorization from its Board of Directors to purchase approximately 2.9 million additional shares.

2005 EARNINGS GUIDANCE

     The Company anticipates that diluted earnings per share will exceed $7.25 for the fiscal year ending December 31, 2005.

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RYLAND FOURTH-QUARTER RESULTS

     With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company. The Company currently operates in 27 markets across the country and has built more than 230,000 homes and financed more than 200,000 mortgages since its founding in 1967. Ryland is a Fortune 500 company listed on the New York Stock Exchange under the symbol “RYL.” Previous news releases may be obtained at www.ryland.com.

Note: Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Forward-looking statements are subject to risks and uncertainties which include, among others:

•	economic changes nationally or in the Company’s local markets, including volatility in interest rates, inflation, changes in consumer confidence levels and the state of the market for homes in general;

•	the availability and cost of land;

•	increased land development costs on projects under development;

•	shortages of skilled labor or raw materials used in the production of houses;

•	increased prices for labor, land and raw materials used in the production of houses;

•	increased competition;

•	failure to anticipate or react to changing consumer preferences in home design;

•	delays in land development or home construction resulting from adverse weather conditions;

•	potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations, or governmental policies (including those that affect zoning, density, building standards and the environment);

•	delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities; or

•	other factors over which the Company has little or no control.

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Five financial-statement pages follow.

CONSOLIDATED STATEMENTS OF EARNINGS
The Ryland Group, Inc. and subsidiaries
(in thousands, except share data)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
REVENUES

Homebuilding	$1,218,580	$1,047,939	$3,867,086	$3,355,450
Financial services	25,799	24,299	84,735	88,679

TOTAL REVENUES	1,244,379	1,072,238	3,951,821	3,444,129

EXPENSES

Cost of sales	936,407	807,502	2,964,087	2,615,975
Selling, general and administrative	101,636	95,450	372,660	333,726
Financial services	7,711	6,467	26,825	24,339
Corporate	21,748	20,416	65,810	61,263
Interest	202	1,184	1,227	7,523
Expenses related to early retirement of debt	—	—	—	5,086

TOTAL EXPENSES	1,067,704	931,019	3,430,609	3,047,912

Earnings before taxes	176,675	141,219	521,212	396,217

Tax expense	68,020	55,076	200,667	154,525

NET EARNINGS	$108,655	$86,143	$320,545	$241,692

NET EARNINGS PER COMMON SHARE
Basic	$2.29	$1.75	$6.72	$4.86
Diluted	$2.17	$1.65	$6.36	$4.56

AVERAGE COMMON SHARES OUTSTANDING
Basic	47,481,284	49,095,628	47,678,887	49,718,032
Diluted	50,026,130	52,363,682	50,378,840	53,044,404

CONSOLIDATED BALANCE SHEETS
The Ryland Group, Inc. and subsidiaries
(in thousands, except share data)

	December 31,	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$88,388	$316,704
Housing inventories
Homes under construction	1,002,214	734,280
Land under development and improved lots	877,801	602,504
Consolidated inventory not owned	144,118	59,868

Total inventories	2,024,133	1,396,652
Property, plant and equipment	50,258	40,853
Net deferred taxes	45,708	37,443
Purchase price in excess of net assets acquired	18,185	18,185
Other	198,298	197,753

TOTAL ASSETS	2,424,970	2,007,590

LIABILITIES
Accounts payable	200,611	157,488
Accrued and other liabilities	500,808	395,033
Debt	558,942	573,876

TOTAL LIABILITIES	1,260,361	1,126,397

MINORITY INTEREST	107,775	56,651

STOCKHOLDERS’ EQUITY
Common stock, $1.00 par value:
Authorized - 80,000,000 shares
Issued - 47,348,070 shares at December 31, 2004 (48,552,494 shares at December 31, 2003)	47,348	48,552
Retained earnings	1,009,242	774,859
Accumulated other comprehensive income	244	1,131

TOTAL STOCKHOLDERS’ EQUITY	1,056,834	824,542

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,424,970	$2,007,590

SEGMENT INFORMATION
The Ryland Group, Inc. and subsidiaries
(in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Earnings before taxes
Homebuilding	$180,537	$144,064	$530,129	$394,631
Financial services	17,886	17,571	56,893	62,849
Corporate	(21,748)	(20,416)	(65,810)	(61,263)

Total	$176,675	$141,219	$521,212	$396,217

HOMEBUILDING OPERATIONAL DATA
The Ryland Group, Inc. and subsidiaries

	North	Texas	Southeast	West	Total

For the three months ended December 31,
New Orders (units)
2004	866	621	1,003	727	3,217
2003	822	344	878	488	2,532

Closings (units)
2004	1,113	1,119	1,417	1,005	4,654
2003	1,154	985	1,376	885	4,400

Average Closing Price (in thousands)
2004	$301	$159	$238	$328	$254
2003	$274	$162	$213	$277	$231

For the twelve months ended December 31,
New Orders (units)
2004	4,419	3,299	5,009	4,153	16,880
2003	4,385	3,141	4,648	3,023	15,197

Closings (units)
2004	4,349	3,116	4,374	3,262	15,101
2003	4,393	3,291	4,216	2,824	14,724

Average Closing Price (in thousands)
2004	$288	$165	$230	$312	$251
2003	$259	$159	$208	$270	$224

Outstanding Contracts at December 31,
Units
2004	1,808	992	2,858	1,962	7,620
2003	1,738	809	2,223	1,071	5,841

Dollars (in millions)
2004	$568	$173	$725	$649	$2,115
2003	$503	$142	$508	$320	$1,473

Average Price (in thousands)
2004	$314	$175	$254	$331	$278
2003	$289	$175	$229	$299	$252

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION
The Ryland Group, Inc. and subsidiaries
($s in thousands)

	Three months ended December 31,		Twelve months ended December 31,
RESULTS OF OPERATIONS	2004	2003	2004	2003

Revenues
Net gains on sales of mortgages and mortgage servicing rights	$12,721	$13,906	$45,040	$53,938
Title/escrow/insurance	7,840	5,835	23,740	18,651
Net origination fees	3,989	3,433	10,768	10,731
Interest
Mortgage-backed securities and notes receivable	394	836	2,639	4,274
Other	325	289	935	1,068

Total interest	719	1,125	3,574	5,342
Gain on sale of investments	—	—	1,074	—
Other	530	—	539	17

Total revenues	25,799	24,299	84,735	88,679

Expenses
General and administrative	7,711	6,467	26,825	24,339
Interest	202	261	1,017	1,491

Total expenses	7,913	6,728	27,842	25,830

Pretax earnings	$17,886	$17,571	$56,893	$62,849

OPERATIONAL DATA

Retail operations:
Originations (units)	3,598	3,441	11,920	11,983
Ryland Homes closings as a percentage of total closings	99.1%	99.4%	99.0%	98.8%
Ryland Homes origination capture rate	82.7%	83.5%	84.2%	85.4%

Investment operations:
Mortgage-backed securities and notes receivable average balance	$10,668	$26,963	$18,603	$33,000